Exhibit 99.1

November 22, 2017

Dear Stockholder,

In our continuing efforts to create value for stockholders, the Inland Real Estate Income Trust, Inc. (the Company) Board of Directors (the Board) and the management team are exploring potential strategies to better position the Company for future growth and enhanced stockholder value. As such, on November 17, 2017, the Board approved the following strategic initiatives:

•	To implement a reverse stock split of 1 share for 2.5 shares
•	To move from monthly to quarterly distributions
•	To engage an investment banking firm to evaluate potential strategies

1 Share for 2.5 Shares Reverse Stock Split

A company typically performs a reverse stock split to make it more attractive to institutional and other larger investors. This reverse stock split does not affect a stockholder’s total account value, just the amount of shares owned and the per share value. Every 2.5 shares will be converted into one share. For example, if you own 1,000 shares, they will be converted to 400 shares in this reverse stock split, thereby increasing the value of each share. The reverse stock split is expected to take effect in January 2018 and will be reflected on a statement to each stockholder.

Move to Quarterly Distributions

Effective January 1, 2018, distributions declared will be paid quarterly. Moving to a quarterly distribution schedule is typical of publicly traded companies and reduces processing and mailing costs. For the remainder of 2017, however, distributions will continue to be paid monthly, with the last monthly distribution to be paid in January 2018. Thereafter, the Company expects that the Board will choose a record date of the last business day of each calendar quarter, with the first quarterly distribution to be declared in March 2018 and payable in April 2018. Likewise, for the remainder of 2018, the Company expects that the Board will declare the second quarterly distribution in June, payable in July, the third quarterly distribution in September, payable in October, and the fourth quarterly distribution in December, payable in January 2019. As a result of the move to quarterly distributions, share repurchases pursuant to the Company’s share repurchase plan after January 1, 2018 will also be effected on a quarterly basis.

Stockholders who have elected to participate in the Company’s Amended and Restated Distribution Reinvestment Plan will continue to have their cash distributions reinvested to purchase additional shares, but on a quarterly basis, which is more typical of traded stock, beginning with the first quarter 2018 distribution declared.

Engagement of Investment Banking Firm

The Company intends to engage an investment bank to assist it in exploring and evaluating potential strategies to better position the Company for future growth and enhanced stockholder value. There can be no assurances that this process will result in any change in strategy or any specific transaction being announced or completed.

Creating Value for the Benefit of Stockholders

The Company’s Board and management are focused on creating maximum value for the benefit of stockholders and believe these actions will better position the Company as we evaluate future potential strategies. As a sponsor and related entities with a 49-year history, stockholders have become dependent on our track record of integrity and expertise. For more information, please visit www.inland-investments.com/inland-income-trust/sec-filings to view the Form 8-K filed on November 22, 2017 or you may request a copy by calling 800.826.8228.To view our track record, please visit www.inland-investments.com/investment-programs/real-estate-investment-trusts/reit-performance.

(please see reverse side)

As always, we thank you for your investment and confidence in our expertise. We look forward to future communications as our evaluation progresses.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mitchell Sabshon
President and Chief Executive Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.